                                                                    Exhibit 10-R

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.



                             DISTRIBUTION AGREEMENT


     THIS DISTRIBUTION AGREEMENT is entered into as of the ______ day of February, 1997 but effective as of the close of business on February 28, 1997 ("Effective Date") between UNIMED PHARMACEUTICALS, INC., a Delaware corporation ("Distributor") and G. D. SEARLE & CO., a Delaware corporation ("Company").

     WHEREAS, Company has heretofore, directly and/or through others, promoted, marketed and sold its Product (as hereinafter defined) in various countries in the world;

     WHEREAS, Distributor has the necessary facilities and resources to develop the market for such Product in the Territory (as hereinafter defined), as well as to carry out the duties hereinafter specified and is desirous of being granted the right to sell such Product in the Territory; and

     WHEREAS, Company is willing to grant such right to Distributor upon the terms and conditions herein set forth;

     NOW, THEREFORE, it is mutually agreed by the Company and Distributor as follows:

     1. APPOINTMENT AND ACCEPTANCE; CONTINGENCY.

     (a) Subject to the following terms and conditions, Company hereby appoints Distributor as Company's exclusive distributor (exclusive even as to the Company and its affiliates and subsidiaries) in the United States excluding its territories and possessions (the "Territory") of the product described in Exhibit A (the "Product") for sale under the trademark "MAXAQUIN" (the "Trademark") to any and all customers and accounts. Distributor hereby accepts such appointment. The Company will not, directly or indirectly, use the Trademark in the Territory during the term of this Agreement. [XXXXX] The parties will review sales information on a periodic basis during the term of the Agreement and if they determine that there is any violation of the territorial limitation of this license by either party, appropriate action will be taken to prevent such violation in the future.

     (b) It is understood and agreed by the Company and Distributor, that Distributor may from time to time find it convenient, for the discharge of its obligations hereunder, to appoint subdistributors, agents or dealers within the Territory. Distributor shall be entitled to appoint subdistributors, agents or dealers only if the following conditions have been satisfied:

           (i) Distributor shall have notified the Company in writing of the name, address, and commercial experience of such prospective subdistributor, agent or dealer and the Company shall have approved such subdistributor, agent or dealer (which approval will not be unreasonably withheld); and

           (ii) Distributor shall have secured the enforceable written agreement, in form and substance satisfactory to the Company, of any subdistributor, agent or dealer that the latter:

                 (A) shall look solely and exclusively to Distributor for any compensation of any kind and shall not have any claim or right to any compensation of any kind whatsoever from the Company, in particular, termination indemnities, payments, compensations or other benefits; and

                 (B) shall have no rights with respect to the distribution of the Product within the Territory greater than the rights of Distributor under this Agreement.

     (c) Distributor agrees that it shall be responsible for the full and faithful performance of any duty or obligation under this Agreement delegated, expressly or by implication, by Distributor to any subdistributor, agent or dealer and shall indemnify and hold harmless the Company against any liability, termination indemnity, loss, injury, claim, cost, or expense incurred by the Company as a result of Distributor's appointment of any subdistributor, agent or dealer. In particular, Distributor agrees to indemnify the Company for any liabilities, claims, losses or any other costs or expenses which Company may incur as a result of any claim by any such subdistributor, agent or dealer during the term or after the expiration or other termination of this Agreement.

     (d) Company represents and warrants to Distributor that it is the licensee under a License Agreement (the "Master License") dated April 30, 1987, as amended, between Company and Hokuriku Seiyaku Co., Ltd. (the "Licensor") to certain patents relating to the Product (the "Patents"). Company has received no notice of any outstanding dispute with the Licensor under the Master License. Company further represents and warrants that the rights grant by this Agreement to Distributor do not violate the license granted to Company under the Master License. Company will use all reasonable efforts (other than the payment of money not required under the express terms of the Master License) to maintain the Master License in full force and effect for the term thereof.

     Distributor acknowledges and agrees that the distribution rights granted under this Agreement are subject to, and limited by, the terms and conditions of the Master License, including any termination rights thereunder.

     (e) Distributor further acknowledges and agrees that Company and its Affiliates and Company's Licensor are the exclusive owners of the quali/quantitative formula and all other information and know-how related to the Product, and that they shall retain full rights to same.

     2. DUTIES OF DISTRIBUTOR.

     (a) Distributor accepts the foregoing appointment and agrees to provide all of the usual and customary services of a distributor in the Territory, which shall include, without limitation, the following:

           (i) Distributor shall use all reasonable efforts to distribute and sell and diligently promote the Product in the Territory. In this regard, Distributor shall provide and maintain an aggressive and efficient sales organization adequate for the needs of the Territory.

           (ii) Distributor agrees to sell and distribute Product in a professional and responsible manner.

           (iii) Distributor agrees not to knowingly sell and distribute counterfeit Company products or Product which has been misbranded or adulterated or which is otherwise illicit.

           (iv) Distributor agrees to include the Product at frequent intervals in lists, bulletins or catalogs, as they may be issued by Distributor to its customers, and agrees to check such customers' supplies of Product regularly to insure adequate stocking and that the Product is in saleable condition.

           (v) Distributor agrees not to sell the Product outside the Territory or knowingly sell the Product to customers in the Territory intending to or who do resell outside the Territory.

           (vi) Distributor agrees to store and ship the Product strictly in accordance with the specifications in Exhibit A ("Specifications") and Company's instructions and as otherwise required by law.

           (vii) Distributor agrees not to make any warranty, guarantee, claim or representation in connection with the Product, unless authorized by Company or contained in written materials forwarded by Company to Distributor.

           (viii) Distributor agrees to keep Company periodically and regularly apprised of the state of the market for the Product in the Territory.

           (ix) Distributor shall promptly forward to Company any known Product related complaints (whether of a medical nature, including adverse reactions and events, or product quality nature) and will assist Company in resolving such complaints.

     (b) Nothing contained in this Agreement shall be construed to restrict Company's right, in its sole discretion, to discontinue manufacturing (or having the Product manufactured on its behalf) or distributing the Product within the Territory at any time, immediately upon prior written notice to Distributor if in Company's reasonable scientific or medical judgment (based upon medical or scientific reasons or on information or circumstances not known or existing as of the date hereof by Company's senior medical officer), further sale of the Product in the Territory is not advisable.

     (c) Distributor warrants and agrees that it is not now selling and will not during the term hereof sell in the Territory any goods directly competitive with the Product. "Directly competitive" means a fluroquinolone product.

     (d) Distributor also agrees to grant Company and its designated representatives access from time to time as requested, during normal business hours and upon reasonable notice, to all relevant packaging, advertising and sales records, and to the premises at which Distributor stores any of the Product.

     3. PURCHASE OF PRODUCT.

     (a) Distributor shall place purchase orders with Company for, and will purchase and warehouse, such quantities of the Product as Distributor believes may from time to time be required to meet trade requirements in the Territory.

     (b) Distributor shall submit written purchase orders to the Company for the Product and Company shall accept such orders to the extent that they meet the other requirements of this paragraph (b) and do not exceed Company's capacity to produce Product. All sales hereunder shall be subject to the terms and conditions of this Agreement, except for quantity and delivery date terms which may be specified in any purchase order hereunder; provided that, delivery shall in no event be required in less than ninety (90) days from Company's receipt of the applicable purchase order. In the event of any conflict, the terms of this Agreement shall prevail over those contained in purchase orders or any other documents submitted by Distributor in connection with this Agreement. Concurrently with the execution of this Agreement, Distributor will provide Company a forecast of estimated requirements for Product during the following six (6) calendar quarters. Distributor shall exert all reasonable efforts to make each forecast as accurate as possible and shall update such forecast at the end of each calendar quarter for the following six (6) calendar quarters. Company shall accept and fill orders to the extent they do not exceed one hundred and twenty percent (120%) of Distributor's forecast for the applicable calendar quarter and use all reasonable efforts to fill any portion of such orders in excess of such amount. Unless the parties subsequently agree to the contrary, Company's obligation to supply

     Product shall cease the earlier of ten (10) years after the date of execution of this Agreement or, if Distributor's purchases in any calendar year after 1996 are less than [XXXXX] tablets [XXXXX] tablets in 1997], upon the expiration of two (2) years' notice given by Company at any time thereafter.
By the end of seven (7) years after the date of execution of this Agreement, if Company does not agree to extend its obligation to supply Product as described above, Company will provide reasonable assistance to Distributor to find an alternative source of supply.

     (c) The Product shall meet the Specifications, as the same may be amended from time to time by agreement of the parties or by requirement of the U.S. Food and Drug Administration ("FDA").

     (d) Sales by Company to Distributor shall be made FOB shipping point (Incoterms 1990) at Company's plant in Caguas, Puerto Rico (or such other shipping point as may be agreed between the parties), initially at the prices specified in Exhibit B, subject to Company's right, at any time and from time to time, to modify such prices pursuant to the formula as set forth in Exhibit
B. All sales, use, gross receipts, added-value and other taxes, and similar charges, shall be borne by Distributor. Title to the Product and risk of loss or damage to the Product shall pass to Distributor upon delivery to the common carrier at the shipping point.

     (e) All payments by Distributor for Product shall be made in United States dollars to Company's affiliate, Searle & Co. (or other designated affiliate), by wire transfer to the bank account designated by such affiliate from time to time, in a written notice to Distributor. Payment shall be due thirty (30) days (sixty (60) days for the initial shipment) from the date of shipment. It is understood and agreed that Distributor shall not be obligated to pay for any shipment, or portion thereof, of Product that has been properly rejected by Distributor pursuant to this Agreement.

     (f) Company shall keep full and accurate books and records related to the fully absorbed cost of the Product in sufficient detail so amounts payable hereunder can be properly calculated. Such books and records shall be kept for the longer of two (2) years after the close of the calendar year to which the records apply or the period required by law. Commencing with the books and records for calendar year 1998, Company shall permit (not more than once each calendar year during the term hereof) independent accountants designated by Distributor to whom Company has no reasonable objection, to examine said books and records at reasonable times for the sole purpose of verifying the accuracy of the written statements submitted to Distributor and the purchase price for Product paid or payable. Said independent accountants shall not disclose to Distributor any information other than information relating solely to the accuracy of the accounting and payments made by Distributor pursuant to this Agreement and shall otherwise be bound by the confidentiality provisions of this Agreement.

     4. OBLIGATIONS OF COMPANY.

     (a) Subject to paragraph 3 above, Company agrees to use all reasonable efforts to sell, or cause to be sold to Distributor by one or more of Company's affiliates, on a timely basis the Product in quantities adequate to meet the needs of the market throughout the Territory. In the event that Company is unable to fill any accepted purchase order, Company shall promptly notify Distributor. Distributor shall have the right under this Agreement to cancel any quantity of Product for which Company has failed or will be unable for any reason, including, without, limitation, the force majeure reasons enumerated in paragraph 19(d) hereof, to deliver within one (1) month following the applicable delivery date set forth in written purchase orders accepted pursuant to this Agreement. Any such canceled quantities up to the limits of Distributor's applicable forecast made in compliance with paragraph 3(b), however, shall apply to determining the amount of Distributor's purchases for purposes of the second to last sentence of paragraph 3(b) above.

     (b) Company shall inform Distributor of any orders and/or inquiries for Product in the Territory which it receives. Company shall not knowingly sell the Product to customers intending to resell the Product in the Territory.

     (c) To the extent permitted by law, any decision to recall or cease distribution of the Product, as a result of the Product being in violation of any law, rule or regulation or presenting a possible safety risk, shall be made by Company, after consultation with Distributor. In the event of any recall, Company shall, with Distributor's cooperation and assistance, determine the scope and form of the recall and Distributor shall conduct the recall. Company will provide Distributor with any information concerning the manufacturing of the Product which may reasonably be required by Distributor to determine the need for a recall. Costs for any recall shall be borne by the party required to indemnify the other party in relation to such recall pursuant to paragraph
9. Notwithstanding the foregoing, if Company falls within a reasonable period of time to recall Product delivered to Distributor pursuant to this Agreement that Distributor reasonably determines should be recalled due to safety concerns, Distributor reserves the right to recall such Product after consultation with Company and subject to ouch reasonable conditions and limitations as Company may request.

     (d) Company shall perform quality control tests and assays on raw and packaging materials and on finished Product as required under the Specifications. Unless instructed otherwise in writing by Distributor, Company will vend Distributor a certificate of analysis for each shipment of Product.

     (e) Company shall provide Distributor with relevant material information concerning clinical studies previously conducted by Company in the Territory and useful in the promotion and sale of the Product.

     5. DISTRIBUTION RIGHTS PAYMENTS.

     (a) In order to secure the rights to distribute and market the Product in the Territory, Distributor has agreed to pay Company the following sums:

           [XXXXX]

     If (A) either party terminates this Agreement under paragraph 19(d), (B) Company (without Distributor's agreement) exercises its rights under paragraph 2(b), (C) the Master License is terminated other than due to the Distributor's negligence, willful misconduct or breach of this Agreement, or (D) Distributor exercises its rights to terminate under paragraph 10(b)(i), (ii) or (iii), Distributor shall be entitled to the return of the following portions of its paragraph 5(a)(i), (ii), and (iii) payment:


                     IF TERMINATED
                     DURING CALENDAR YEAR  AMOUNT RETURNED*
                     --------------------  ----------------
                           1997            [XXXXX]
                           1998            [XXXXX]
                           1999            [XXXXX]


     The foregoing shall be Distributor's sole remedy in the event of any termination of this Agreement for any of the reasons described above. In the event of the termination of the Agreement for any other reason or at any other time, Distributor shall not be entitled to a refund of any payment made under this Agreement.

     * The above amounts shall be netted against payments required hereunder, including without limitation, payments required under each of sub-paragraphs 5(a)(i), (ii), (iii), and (iv) (but as to (iv) only the [XXXXX] percent ([XXXXX]) of Net Sales accrued but unpaid through the date of termination).

     (b) For purposes of the above paragraphs, "Net Sales" means the gross invoice value of the Product as and when sold by Distributor or its affiliates, to unrelated third parties, less (i) ordinary and customary volume, cash and trade discounts and rebates, (ii) credits, allowances, refunds and adjustments actually credited or made to customers for spoiled, damaged, outdated and returned Project, (iii) sales, use, excise, and value-added taxes, and (iv) reasonable freight and insurance to the extent included in gross invoice value.

     (c) Each payment shall be accompanied by the report required under paragraph (d) below, plus such other information on the sale of Product as Company may reasonably request. Except as otherwise provided in paragraph 3, all payments to be made by Distributor to Company pursuant to this Agreement shall be made in United States dollars by wire transfer to

Company's account number [XXXXX] at [XXXXX] (or other bank or account designated by Company) in immediately available funds and shall not be reduced by any taxes, licenses, fees or other withholdings.

     (d) Within thirty (30) days after the end of each calendar quarter during the term hereof, Distributor will provide company a statement showing the calculation of Net Sales (in form satisfactory to Company) and the calculation of the payment due.

     (e) The payments under sub-paragraphs 5(a)(i), (ii), and (iii) above shall be non-refundable (except as otherwise expressly provided herein) and not creditable against subparagraph 5(a)(iv) payments.

     (f) Distributor shall keep full and accurate books and records related to Net Sales of the Product in sufficient detail so amounts payable hereunder can be properly calculated. Such books and records shall be kept for the longer of the term of this Agreement plus two (2) years or the period required by law. Distributor shall permit (not more than once each calendar year during the term hereof) independent accountants designated by Company to whom Distributor has no reasonable objection, to examine said books and records at all reasonable times for the sole purpose of verifying the accuracy of the written statements submitted by Distributor and the distribution rights fees paid or payable.
Said independent accountants shall not disclose to Company any information other than information relating solely to the accuracy of the accounting and payments made by Distributor pursuant to this Agreement and shall otherwise be bound by the confidentiality provisions of this Agreement.

     (g) Overdue amounts payable by Distributor to Company or its affiliate under paragraph 3 and/or this paragraph 5 shall bear interest from the date due to and including the date paid at the rate of [XXXXX] ([XXXXX]) per month or, if lower, the highest rate permitted by applicable law.

     (h) For purposes of this paragraph 5, "Financial Covenant" means that at all times prior to the payment in full of amounts due under paragraph 5(a)(ii) and (iii), Distributor's cash and cash equivalents plus short-term investments, minus total current liabilities shall equal or exceed [XXXXX] United States dollars ([XXXXX]). Distributor shall not later than fifteen (15) days after the end of each calendar month, provide Company with an unaudited balance sheet showing compliance with the Financial Covenant and certified by Distributor's chief financial officer. In the event that Distributor breaches the Financial covenant, payments under paragraphs 5(a)(ii) and (iii) shall be immediately due and payable, without further notice or demand by Company and without any cure period.

     6. SALES PROMOTION AND REPORTS.

     (a) Distributor shall maintain:

           (i) such facilities in the Territory as are necessary for storing and distributing the Product in the Territory;

           (ii) an accurate and up-to-date list of customer" and prospective customers; and

           (iii) a system of recordkeeping to permit tracking of the Product sold hereunder, in the event a recall of any Product is ordered.

     Distributor shall retain, and grant Company and its representatives access to, such records during the term of this Agreement and for a period of at least two (2) years following its expiration or other termination.

     (b) Distributor shall provide Company with detailed semiannual written reports of its sales and sales promotion activities in such manner as Company shall reasonably require.

     7. TRADEMARKS AND OTHER PROPRIETARY RIGHTS.

     (a) Company represents that the trademark registration for Maxaquin (the "Trademark") is valid and subsisting in the Territory and, that to the best of its knowledge, the Company has the exclusive right to use the Trademark in the Territory.

     (b) The parties have agreed, subject to any governmental approvals or changes, to make changes in the labeling and packaging for the Product so that they would include Distributor's corporate name.

     (c) Distributor acknowledges that the Trademark used in connection with the Product is not Distributor's property, and Distributor shall not contest such Trademark or seek to register or have registered any such Trademark or trade name in the Territory. Distributor shall not display or use any Trademark or trade name owned by the Company except during the term of this Agreement and then only in a manner previously approved by Company; provided, however, that no such prior approval shall be required for the use or advertising or promotional materials prepared, designed, furnished or approved in writing in advance by Company. Company shall respond to Distributors written submissions in this regard within five (5) business days of receipt. Distributor shall execute any documents necessary for the recordal of any required registered user agreement in the Territory.

     (d) Distributor shall promptly notify Company if Distributor becomes aware of any actual or potential infringement of or conflict with Company's trademark rights or any other proprietary rights relating to the Product in the Territory. Company, at its expense, shall have the right to deal with such infringement or conflict by appropriate legal proceedings (but Distributor shall provide all reasonable assistance in connection therewith) and Company shall be solely entitled to any compensation or other payment received in connection therewith.

     However, if Company fails to commence and diligently pursue appropriate legal proceedings against the infringer within sixty (60) days of Distributor's notice to Company, Distributor shall be solely entitled to deal with such infringement or conflict by such means as Distributor sees fit (but Company shall provide all reasonable assistance in connection therewith) and Distributor shell be solely entitled to any compensation or other payment received in connection therewith. If the use of the Trademark is enjoined in the Territory, Company shall provide Distributor with a substitute trademark.

     (e) Notwithstanding the foregoing paragraph, in the event Company fails to commence and diligently pursue appropriate legal proceedings under paragraph 7(d) above, Distributor may, in addition to the other remedies provided in paragraph 7(d) above, in its sole discretion, elect to register a new trademark for the Product, which trademark shall be the sole and exclusive property of Distributor.

     8. COMPLIANCE WITH APPLICABLE LAW.

     (a) Subject to Company's compliance with paragraph 9 and 15 below, Distributor shall be responsible for compliance of the Product with all applicable laws and regulations and governmental orders and decrees in the Territory, federal, state and local. Further, Distributor shall promptly inform Company in writing of any change or proposed change in requirements for production, promotion or sale of the Product imposed by any governmental entity in the Territory.

     (b) Distributor shall communicate all ADE events in the Territory related to Products sold in the Territory by Distributor to Company in sufficient time and detail to enable Company to comply with its reporting requirements under FDA regulations. Sufficient time shall mean within three (3) days as to serious ADE's and within seven (7) days as to non-serious ADE's.

     In addition to its obligations under paragraph 15, every six months Company will provide Distributor with periodic drug safety update reports prepared in accordance with EC guidelines.

     ADE shall mean any adverse drug experience as defined by FDA regulations

     (c) Company shall promptly notify Distributor of any inspections by federal, state or local regulatory representatives of any facility or facilities where the Product is manufactured and/or packaged, and shall, if such inspections directly relate to the Product, send Distributor copies of the portions of the reports of any such inspections which directly relate to the Product, including actions taken by Company to remedy condition cited in such inspections.

     (d) Subject to Distributor's compliance with its obligations under this Agreement, Company shall obtain and maintain all government license, permits and registrations necessary to manufacture, package and supply Product hereunder.

     (e) Not more frequently than once each calendar year during the term hereof, Company shall allow a representative of Distributor (to whom Company has no reasonable objection) to inspect the facility or facilities where the Product is manufactured and/or packaged, to assure compliance with Company's obligations under this Agreement. Such inspection shall be at reasonable times, following reasonable notice and be subject to such confidentiality agreement and rules as Company shall designate from time to time.

     9. WARRANTY, INDEMNITY AND INSPECTION.

     (a) Company warrants, represents and covenants that

           (i) the Product, when delivered to the common carrier at the FOB point, shall have been manufactured and packaged in accordance with current good manufacturing practices of the FDA ("CGMPs") and meet the then applicable Specifications;

           (ii) On the date of shipment, no Product sold hereunder shall be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "Act") , or within the meaning of any applicable state or municipal laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of shipment, or consist of or include any product or article which may not be introduced into interstate commerce;

           (iii) Company shall have good title to all Product sold hereunder, which title shall pass to Distributor as provided herein following payment therefor, free and clear of any lien, encumbrance or other conflicting interest of any kind; and

           (iv) The New Drug Application which has been filed with the FDA for the Product (the "NDA") is, to the best of Company's knowledge, accurate and complete in all material respects as required by law.

     (b) THE WARRANTIES SET FORTH IN PARAGRAPH (a) ARE EXCLUSIVE AND IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF FITNESS OR MERCHANTABILITY.

     (c) All Product ordered hereunder shall be subjected to a visual inspection upon receipt by Distributor. All claims for shortages, alleged defects, or breaches of warranty which could be discovered by visual inspection shall be made in writing to Company no later than thirty (30) days after receipt of such Product and, if not so made, shall be irrevocably waived by Distributor. If Company disputes Distributor's rejection (for alleged Product quality reasons) made as provided above of all or part of any shipment of finished Product such dispute shall be resolved by an independent testing organization or consultant, or recognized repute within the pharmaceutical industry in the Territory mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to the rejection of all or part of any shipment of finished Product shall be final and binding upon the parties, but only as to the reasons given by Distributor in rejecting the shipment and shall have no effect on any matter for which said entity did not render a determination. The cost of such determination shall be borne by the party against whom the decision is made.

     (d) Except as provided in subparagraph (e) below, Distributor shall indemnify and hold Company, its subsidiaries and affiliates and their respective directors, officers, employees and agents harmless against all claims, suits, demands, judgments or damages, including reasonable attorneys' fees and court costs, arising out of or relating to Distributors (i) breach of this Agreement, or (ii) handling, sale or promotion of the Product in the Territory (including, without limitation any strict liability, product liability, tort or similar claim).

     (e) Company will indemnify and hold Distributor, its subsidiaries and affiliates and their respective directors, officers, employees and agents harmless against all claims, suits, demands, judgments or damages, including, reasonable attorneys' fees and court costs, arising out of or relating to Company's (i) breach of this Agreement or (ii) failure to supply Product complying with any of the express Product quality requirements of this Agreement or (iii) third party claims resulting from Product sold prior to the Effective Date.

     (f) Notwithstanding the foregoing or any other provision of this Agreement, neither party shall be liable to the other for lost profits or consequential damages of any kind.

     10. DURATION AND TERMINATION AND REMEDIES.

     (a) Subject to paragraphs (b) and (c) below, this Agreement shall be in effect for the period from the Effective Date and until twenty (20) years after such date.

     (b) This Agreement may be terminated, effective immediately, by a party ("Injured Party") at any time upon written notice to the other party after:

           (i) the failure of the other party to comply with then Agreement in respect of any obligation other than an obligation to make any payment hereunder, which failure is not cured within thirty (30) days of written notice thereof;

           (ii) the suspension, liquidation, dissolution or bulk sale, or notice thereof, of the other party's business without the prior written consent of the Injured Party or in the event of the calling of a meeting of such party's creditors, an assignment by such other party for the benefit of creditors, the insolvency of any kind of such other party, or the filing of any attachment, distraint, levy, execution or judgment against such party, any filing of a voluntary or involuntary petition under the provisions of any bankruptcy act, or any application for or appointment of a receiver for the property of such other party;

           (iii) the cessation by such other party of its business; or

           (iv) the other party fails to make any payment hereunder when due and such failure continues for a period in excess of ten (10) days.

     (c) Distributor may, at any time and in its sole discretion, upon not less than ninety (90) days written notice to Company, terminate this Agreement for any reason. In such event, Company shall complete manufacture and packaging of all Product currently on order, and Distributor shall purchase and pay for such Product. Distributor shall also pay Company's costs for all materials (including labels) on hand or ordered by Company as of the date of the termination and usable only with respect to the Product, provided that the quantities of such materials are reasonably based on forecasted amounts of Product.

     (d) Upon termination of this Agreement for any reason, Distributor shall promptly return to Company, at Company's cost, all price lists, catalogs and other advertising literature furnished by Company and, if so requested by Company in writing, all Product on hand which is in good and saleable condition. If so requested by Company, Company shall pay Distributor for such Product at Distributor's purchase price therefor under paragraph 3. Upon termination of this Agreement for any reason, all related subdistributorship, agency or dealership agreements entered into by Distributor shall be automatically terminated. If Company does not request return of Product held by Distributor, Distributor shall have six (6) months from the date of termination within which to sell the Products, subject to all the terms and conditions of this Agreement

     (e) No termination pursuant to this Agreement shall give rise to any obligation by either party to the other except as specifically provided in this Agreement. In particular, each party agrees that it shall not be entitled to any payment, whether by way of compensation, indemnity or penalty, arising out of such termination. Any pre-existing claims, however, shall not be waived by the parties as a result of such termination.

     (f) In addition to any other rights it may have at law or in equity, if Distributor breaches this Agreement and fails to cure such breach pursuant to paragraph 10(b)(i) or (iv) above, the Company may on notice to Distributor unilaterally amend the appointment in paragraph 1 to be as non-exclusive distributor.

     11. INSURANCE.

     Distributor shall obtain and maintain, at its expense, product liability insurance which includes the Product in an aggregate amount for all products of not less than [XXXXX] US Dollars ([XXXXX]). All such insurance shall include Company as an additional insured and must be issued by such insurer and have such deductibles as are acceptable to Company, in its reasonable discretion. Distributor shall provide a certificate of insurance evidencing such insurance concurrently with the execution of this Agreement and will provide new certificates complying with this Agreement at least thirty (30) days in advance of the stated expiration date of the period of coverage. Each such certificate shall recite that the subject insurance is not cancelable and may not be amended absent at least sixty (60) days notice to Distributor and Company.

     12. CURRENT PRODUCT SUPPLY CONTRACTS.

     Company shall, if requested by Distributor, use reasonable efforts (but shall not be required to make any payment) to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Distributor, all consents and approvals to the assignment of material agreements for the supply of Product to customers within the Territory. If, with respect to any agreement to be assigned, a required consent to the assignment is not obtained Company shall use reasonable efforts to keep in effect and give Distributor (at Distributor's cost and expense) the benefit of such agreement to the same extent as if it had been assigned and to the extent not prohibited by that agreement, and Distributor shall perform Company's obligations under the agreement or cooperate in Company's performance of such obligations. Nothing in this Agreement shall be construed as an attempt to assign any agreement that is by its terms nonassignable without the consent of the other party.

     13. NDC NUMBERS AND MEDICAID REBATES.

     (a) Promptly following the signing of this Agreement, Distributor shall take any and all action necessary to change the National Drug Code number ("NDC") for the Product, which change shall be implemented as reasonably agreed upon by the parties. For purposes of Company's Rebate Agreement with the Secretary of Health and Human Services ("HHS") under Section 4401 of the omnibus Budget Reconciliation Act of 1990, Company shall continue to make any Rebate Payment (as defined in such Rebate Agreement) with respect to the Product required thereunder; provided that, for Rebate Payments for which State Medicaid Utilization Information reports show that Medicaid payment was made for such drug after the Effective Date, Distributor shall reimburse Company for all such Rebate Payments pursuant to the procedure established under paragraphs 16 and 18.

     (b) Distributor shall notify all relevant persons and entities, including Company and First Data Bank, of such NDC change and comply with all laws and regulations of HHS or its sub-divisions and agencies (including HCFA) and the Rebate Agreement.

     (c) Distributor shall also provide Company all relevant information regarding Distributor's sales, promotion, pricing and other activities with respect to the Product, including pricing calculations for purposes of determining "Best Price", necessary for Company to comply with the Rebate Agreement.

     14. RETURN OF PRODUCT.

     (a) Company and Distributor shall make joint announcements to the trade concerning Distributor's appointment, which announcements will advise customers that there is no reason to return Product, Distributor shall not by its pricing or other activities seek to induce its customers to return Product. Company agrees to be responsible, in compliance with its currently prevailing returned goods policies, for all costs and expenses with respect to the return by Distributor's or Company's customers of Products shipped prior to the Effective Date. Distributor agrees to be responsible for all costs and expenses with respect to the return of Product shipped on or after the Effective Date.

     (b) Distributor and Company shall track lot numbers for the purposes of identifying when Product was sold. For those lots for which both Distributor and Company have sold Product, returns shall be pro-rated between Distributor and Company based upon the quantity of such lot sold by each party, as determined by count of finished goods inventory at the Effective Date. Each party will issue the appropriate credit for returns to its customers and any net payment due to either party pursuant to this paragraph 14 will be made quarterly pursuant to paragraph 18.

     (c) For purposes of this paragraph, Product will be deemed to have been "returned" when received by Company or Distributor at their respective warehouse facilities or returned goods agents, as applicable.

     15. NDA COMPLIANCE.

     (a) Provided that Distributor renders all reasonable assistance, including without limitation by complying with paragraph 8 and the provisions below, Company shall file all documents as are required to maintain the new drug application for the Product ("NDA").

     (b) In general, Distributor and Company will allocate and assist in the preparation and review of regulatory filings and reports as follows:

           (i) Annual NDA Progress Report - Company will prepare and file with the FDA;

           (ii) Adverse Drug Reaction Reports - Company will prepare and file with the FDA;

           (iii) Submission of promotional materials to the FDA - Distributor will provide materials to Company concurrently with dissemination, Distributor will prepare and file with the FDA and give Company simultaneously a copy of Form 2253 (or its successor) and an original of each promotional material;

           (iv) Annual IND Progress Report - Company will prepare and file with the FDA;

           (v) IND Amendments - Company to prepare and file with the FDA; and

           (vi) Annual antimicrobial susceptibility testing - Company shall contract for this work and prepare submission. Company will file report with the FDA (Annual NDA Progress Report), Company will prepare any required labeling changes and file with the FDA.

           (vii) Pending labeling changes as of the date of this Agreement - Company will file with the FDA until all matters are resolved; provided that Company has no obligation to initiate or conduct additional clinical studies, data analyses or other material efforts in this regard.

           (viii) Labeling changes after the date of this Agreement - Company will prepare and file with the FDA.

Company reserves the right to reject, or require changes in, the documents prepared by Distributor, if in Company's opinion such documents are inaccurate or fail to comply with applicable laws or regulations. Notwithstanding any review by company, Distributor shall be solely responsible for the accuracy and completeness at all information supplied to Company under paragraphs 8, 13 and
15.  Company will provide Distributor with copies of reports filed under (i),
(ii), and (iv) above.

     (c) Distributor shall compensate Company for its efforts pursuant to sub-paragraph (a) and (b) above through payment at the rate of [XXXXX] dollars ([XXXXX]) per calendar quarter, plus the contract cost of performing the antimicrobial susceptibility testing (the latter payment due thirty (30) days after company provides Distributor with a copy of the applicable invoice). The quarterly payment shall be made at the same time as payments under paragraph 5(a)(iv). The quarterly rate stated above shall increase each calendar year commencing with 1998 by a percentage equal to the increase in the Consumer Price Index (All Urban Consumers Index, 1982-84=100) over the prior calendar year.

     (d) Each party shall designate a regulatory affairs representative for purposes of coordinating efforts under this Agreement and the two representatives shall agree upon the procedures for assuring compliance with the reporting and other filing requirements of the ADA.

     16. REBATES AND CHARGEBACKS.

     (a) From and after the Effective Date, Distributor shall be responsible for any rebate payments with respect to the Product, whether by agreement, government mandate or otherwise.

     (b) From and after the Effective Date, Distributor shall be responsible for all payments with respect to contract chargeback claims for the Product.

     (c) In consideration of Distributor's agreements contained in (a) and (b) above, Company shall pay or credit Distributor the amount of [XXXXX] dollars ([XXXXX]).

     (d) Nevertheless, for administrative convenience Company shall continue to make any chargeback or rebate payments with respect to the Product required under agreements, government mandates or otherwise which relate to the period prior to the Effective Date or to supply contracts not assigned or assignable under paragraph 12 or which are processed by the Company due to direct requests of a customer, provided that Distributor shall reimburse Company for all such payments.

     17. SPECIAL SERVICES.

     (a) From and after the Effective Date, Company shall notify all customers and formularies under contracts existing as of the Effective Date of this Agreement that as of such date Distributor shall be the seller of the Product in the Territory, by a writing in form and substance satisfactory to Distributor (providing Distributor with a duplicate set of mailing labels for its use).

     (b) For its services under (a) above and under paragraph 16, Distributor shall pay Company a fee equal to [XXXXX] percent ([XXXXX]) of the dollar amount of the chargebacks and rebates in excess of the amount stated in paragraph 16(c) paid by Company (or by Distributor on behalf of Company) to third parties with respect to the Product.

     18. QUARTERLY PAYMENTS.

     The parties shall provide each other on a calendar quarterly basis (within thirty (30) days after the end of the quarter) the information necessary to calculate payments due under paragraphs 13, 14, 16 and 17 for the calendar quarter just ended. The payments otherwise due under these separate paragraphs will be aggregated for each party and the resulting two amounts netted against each other, and the net payment due the applicable party shall be made not later than sixty (60) days after the end of each calendar quarter by wire transfer in immediately available funds to the bank and account designated from time to time in a notice from the payee party.

     19. MISCELLANEOUS PROVISIONS.

     (a) The relationship between Company and Distributor hereunder is solely that of seller and purchaser. Neither party shall have any power or authority to bind the other in any manner and shall not hold themselves out as agents or representatives of the other party for any purpose.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws principles of such state or any other jurisdiction.

     (c) Any notice required to be given by either party shall be in writing and hand delivered, sent by telecopier or mailed by registered airmail, postage prepaid, to the other party at its address set forth below or at such other address as shall have been designated by such other party by written notice. Notices shall be deemed given (i) when received, if hand delivered or telecopied or (ii) the earlier of receipt or five (5) days after deposit in the mails as aforesaid, if mailed.

     if to Company, addressed to:

            G. D. Searle & Co.
            5200 Old Orchard Road
            Skokie, IL 60077
            Attention:   Mr. John Shannon, Senior Director,
                         Business Planning and Development, Americas
            Telecopier: (847) 470-6743

     with a copy to:

            General Counsel
            Telecopier: (847) 967-2045

     if to Distributor, addressed to:

            Unimed Pharmaceuticals, Inc.
            2150 East Lake Cook Road
            Buffalo Grove, IL 60089-1862
            Attention:      Mr. Robert E. Dudley
                            President and CEO
            Telecopier: (847) 541-2533

     with a copy to:

            Katherine A. Letourneau
            760 Falls Circle
            Lake Forest, IL 60045
            Telecopier: (847) 295-2409

     (d) The obligations of either party to perform under this Agreement (other than any obligation to pay money) shall be excused if failure to perform or any delay is caused by acts of God, strikes, civil commotion, riots, war, revolution, acts of governments, lack of adequate production capacity, failure or delay in plant start-up, breakdown of machinery, shortages of raw materials, power shortages, or shortages of equipment, fuel, transportation or containers, or any other cause beyond the reasonable control of the party obligated to perform. Upon the occurrence of any such event, the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Agreement; provided, however, that if such suspension shall continue for more than one hundred twenty (120) days, either party may terminate this Agreement immediately upon notice to the other party.

     (e) No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a salver of any subsequent default with respect to the same or any other provision. No waiver shall be effective unless made in writing and signed by the parties.

     (f) This Agreement constitutes the complete agreement of the parties with respect to the subject matter thereof. All prior proposals, communications, agreements or understandings between Distributor and Company, whether oral or written, concerning the subject matter hereof, if any, are superseded by this Agreement. This Agreement may not be modified except in writing signed by both parties.

     (g) Distributor may not assign this Agreement or any right under it without the prior written consent of Company.

     (h) Company shall not be bound to honor any of Distributor's contracts for resale or supply of the Product.

     (i) Each party agrees for the term of this Agreement and a period of ten years thereafter not to disclose, or use for any purpose except as otherwise expressly provided herein, any confidential information relative to the other party's business acquired pursuant to or during the term of this Agreement.
For the avoidance of doubt, all confidential and proprietary information previously disclosed to Distributor by Company or related to the Product's NDA or the Specifications are confidential and proprietary information of company's and subject to the foregoing obligation. The foregoing obligation shall not apply, however, to information (i) which is or becomes public through no fault of the recipient, or (ii) which is made lawfully available to the recipient by an independent third party, or (iii) which was already in recipient's possession at the time of receipt from the disclosing party as evidenced by its written records, or (iv) which is independently developed by employees of the recipient after the date of this Agreement or (v) which is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed.

     (j) If either party wishes to make any public disclosure concerning this Agreement or the terms hereof, the other party shall be provided with an advance copy of the proposed disclosure and shall have seven (7) business days within which to approve or disapprove such disclosure. Approval shall not be unreasonably withheld by either party. Absent approval, no public disclosure concerning this Agreement or the terms hereof shall be made by either party. Notwithstanding the foregoing, it is understood and agreed that no approval shall be required in the event that the information to be disclosed has been the subject of a prior public disclosure.

     (k) The provisions of paragraphs 1, 2, 3, 5, 6, 7, 9, 10, 11, 13, 14, 16,
17, and 18 shall survive the expiration or other termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

G.D. SEARLE & CO. UNIMED PHARMACEUTICALS, INC.



By:                                        By:

Title:                                     Title:

                                   EXHIBIT A

                           SPECIFICATIONS FOR PRODUCT


DOCUMENT NUMBER                  TITLE                    EFFECTIVE DATE

                                   EXHIBIT B

                               PRICE FOR PRODUCT


     The price for Product shall be Company's "fully absorbed cost" plus [XXXXX] percent ([XXXXX]) at the time of each order's receipt. For this purpose, "fully absorbed cost" means:

           20. Costs of third party manufacturers, utilities, materials, indirect materials and supplies used in the manufacturing and packaging of Product;

           21. Wages of those employees directly employed in the manufacturing and packaging of the Product;

           22. Wages of employees directly employed in quality control, materials management or related functions which are applicable to the manufacturing and packaging of Product and the salaries of the supervisors of said functions (or an appropriate portion of such wages and salaries it such personnel are not employed exclusively in said manufacture);

           23. That portion of payroll taxes, benefits, social security payments, vacation and bonus payments and other employee costs allocable to the wages and salaries included within the provisions of subparagraphs
      (b) and (c) above; and

           24. That portion of Company's manufacturing overhead expenses apportioned in accordance with generally accepted accounting principles to the manufacture and packaging of the Product supplied to Distributor.

     Notwithstanding the foregoing, the prices for Product ordered prior to December 31, 1997 shall be at set out below:


Initial Price                 U.S. [XXXXX] (bottle of 20 tablets)
                              U.S. [XXXXX] (100 count, unit dose)






                                     B-1